CONSENT OF INDEPENDENT AUDITORS

     We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 23, 2003, relating to the financial statements and financial highlights which appears in the October 31, 2003 Annual Report to Shareholders of Credit Suisse High Income Fund, Credit Suisse U.S. Government Money Fund and Credit Suisse Municipal Money Fund (constituting the Credit Suisse Opportunity Funds), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Auditors and Counsel" in the Statement of Additional Information



PricewaterhouseCoopers LLP

Two Commerce Square
Philadelphia, Pennsylvania
February 17, 2004